Sangamo BioSciences Reports First Quarter 2008 Financial Results

      RICHMOND, Calif., April 30 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported first quarter 2008 financial results and accomplishments.

      For the first quarter ended March 31, 2008, Sangamo reported a consolidated net loss of $8.0 million, or $0.20 per share, compared to a net loss of $5.4 million, or $0.15 per share, for the same period in 2007. As of March 31, 2008, the company had cash, cash equivalents and short-term investments of $73.6 million.

      Revenues for the first quarter of 2008 were $2.8 million, compared to $1.4 million for the same period in 2007. First quarter 2008 revenues were primarily from Sangamo's agreements with Dow AgroSciences and Sigma-Aldrich Corporation, research grants and enabling technology agreements in protein production.

      Research and development expenses were $8.6 million for the first quarter of 2008, compared to $5.4 million for the same period in 2007. The increase in R&D expenses is primarily related to advancing Sangamo's ZFP Therapeutic(TM) clinical program in diabetic neuropathy and costs related to pre-IND programs in HIV/AIDS and glioblastoma, as well as increased personnel and laboratory supply expenses. Non-cash employee stock-based compensation included in research and development expenses totaled $0.9 million and $0.3 million in the 2008 and 2007 periods, respectively.

      General and administrative expenses were $2.9 million for the first quarter of 2008, compared to $2.0 million for the corresponding 2007 period. The increase in general and administrative expenses was primarily due to increased personnel costs. Non-cash employee stock-based compensation included in general and administrative expenses totaled $0.9 million and $0.2 million in the 2008 and 2007 periods, respectively.

      Total operating expenses for the first quarter of 2008 were $11.6 million, compared to $7.4 million for the same period in 2007.

      Net interest and other income was $0.8 million for the first quarter of 2008, compared to $0.6 million for the same period in 2007, primarily due to higher average cash and investment balances.

      First Quarter 2008 Highlights

      -- Initiation of a Phase 2 stem cell mobilization clinical trial. The study is a randomized, single-blind, placebo-controlled, multi-center Phase 2 clinical trial of SB-509 (SB-509-703) in subjects with mild to moderate diabetic neuropathy (DN) and is designed to evaluate the pharmacokinetics of stem cell mobilization into the bloodstream after treatment. Circulating stem cells observed post treatment with SB-509 are highly enriched in cell types that mediate tissue repair. In addition, early data suggests that SB-509 treatment may mobilize between 100 to 1000-fold more cells than are typically being introduced into subjects in many of the ex vivo stem cell therapeutic approaches that are currently being tested. Ultimately, this phenomenon may also serve as a pharmacodynamic surrogate biomarker enabling a physician to easily monitor progress of this therapy for DN after SB-509 administration.

      -- Entry into a second Research and License Agreement with Genentech, Inc. and a new License Agreement with Open Monoclonal Technologies
            (OMT). Sangamo's second agreement with Genentech is an expansion of an earlier agreement and includes modification of additional targets for potential improvement of production cell lines using our proprietary zinc finger DNA-binding protein nuclease (ZFN) technology. Sangamo also agreed to provide a non-exclusive, worldwide license to OMT for the commercial use of transgenic animals generated using our proprietary ZFN technology. OMT is paying Sangamo an upfront license fee, payments upon the achievement of certain clinical development and commercial milestones, a share of payments received by OMT from sublicensees, and royalties on sales of any products developed using Sangamo's ZFP technology.

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      --    Successful completion of a key research milestone as part of the joint Research and Commercial License Agreement between Dow AgroSciences LLC and Sangamo This milestone represents the successful application of Sangamo's ZFN technology in precision genome editing of a native plant gene with the aim of improving a valuable trait in canola, a crop central to Dow AgroSciences' business.

      -- Presentation of positive preclinical animal data from Sangamo's ZFP Therapeutic program for the treatment of glioblastoma multiforme
            (GBM). Data were presented in the New Approaches to Biological Therapy Session at the 2008 Annual Meeting of the American Association for Cancer Research (AACR) by Sangamo's collaborator Michael C.V. Jensen, M.D., Associate Chair, Division of Cancer Immunotherapeutics & Tumor Immunology, City of Hope. The data demonstrated that treatment of T-cells, engineered to kill glioblastoma cells, with ZFNs specifically targeted to the glucocorticoid receptor (GR) gene results in the knockout of the GR gene creating glucocorticoid-resistant T-cells. These zetakine-positive, GR-negative T-cells kill glioblastoma cells in vitro. In addition, data were presented from a mouse model of GBM demonstrating that these T-cells were capable of killing tumor cells in the animal in the presence of the glucocorticoid dexamethasone.

      -- Publication of data demonstrating the use of Sangamo's ZFN technology in a new approach for rapid generation of "knock-out" cell lines. Sigma-Aldrich Corporation and Sangamo announced the publication of work which was carried out in collaboration with scientists from Pfizer Inc and represents a significant advance in the specificity and efficiency of the production of "knock-out" cell lines. Such cell lines are powerful tools that are widely used in research to identify a gene's function, in drug development to screen potential drug candidates and for production of recombinant proteins. The data were published in the Proceedings of the National Academy of Sciences Early Edition online on March 21, 2008, http://www.pnas.org/cgi/content/abstract/0800940105v1 ("Targeted
            Gene Knockout in Mammalian Cells Using Engineered Zinc Finger Nucleases") and in the print edition of the journal. Sigma-Aldrich is Sangamo's exclusive licensee for this technology in the laboratory research reagent field.

      -- Nomination of Thomas G. Wiggans for election to Sangamo's Board of Directors. Mr. Wiggans was most recently the Chief Executive Officer of Connetics Corporation from 1994, and Chairman of the Board from January 2006, until December 2006 when Connetics Corporation was acquired by Stiefel Laboratories, Inc. He has extensive senior management experience in the biotechnology industry in executive and board positions with a number of life sciences companies. He will stand for election by shareholders, along with other board members standing for re-election, at Sangamo's Annual Meeting which will be held at 9:00 a.m. (PT) on Wednesday, June 4, 2008 at Sangamo's headquarters in Richmond, California.

      Conference Call

      Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance.

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      The conference call dial-in numbers are 877-675-4749 for domestic callers and 719-325-4940 for international callers. The passcode for the call is 6274211. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on April 30, 2008 to 11:59 p.m. ET on May 7, 2008. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 6274211.

      About Sangamo

      Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on stem cell mobilization, ALS, cancer, HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson's disease and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at http://www.sangamo.com.

      This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership with collaborators and anticipated amount of cash and cash equivalents. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

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SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

                                                      Quarter Ended March 31,
                                                        2008           2007

Consolidated Statement of Operations Data:
Total revenues                                      $    2,765     $    1,422
Operating expenses:
  Research and development                               8,646          5,430
  General and administrative                             2,927          1,999
    Total operating expenses                            11,573          7,429
Loss from operations                                    (8,808)        (6,007)
Interest and other income, net                             836            648
Net loss                                            $   (7,972)    $   (5,359)
Basic and diluted net loss per common share         $    (0.20)    $    (0.15)
Shares used in computing basic and diluted net
 loss per common share                                  40,489         35,057

                                                     March 31,    December 31,
                                                       2008           2007
                                                   (Unaudited)
    CONSOLIDATED CONDENSED BALANCE SHEET DATA

Cash, cash equivalents and short-term
 investments                                        $   73,579     $   81,412
Total assets                                            76,742         83,900
Total stockholders' equity                              66,457         72,122

SOURCE Sangamo BioSciences, Inc.